                                EXHIBIT (4)(f)
                                --------------


                              FORM OF POLICY FOR
                    THE ENDEAVOR PLATINUM VARIABLE ANNUITY.

          PFL Life Insurance Company

PFL       A Stock Company
Life      Home Office located at: 4333 Edgewood Road N.E.,
          Cedar Rapids, Iowa 52499
          (Hereafter called the Company, we, our or us)         (319) 398-8511

ANNUITANT:       JOHN DOE
OWNER(S):        JOHN DOE
POLICY NUMBER:   MA - 000024
POLICY DATE:     January 10, 1998

                                   WE AGREE

*To provide annuity payments as set forth in this policy;

*Or to pay withdrawal benefits in accordance with Section 5 of this policy;

*Or to pay death proceeds in accordance with Section 9 of this policy.

Withdrawals may be subject to an Excess Interest Adjustment reflecting changes in interest rates in accordance with Section 5 of this policy. Transfers and amounts applied to a Payment Option may also be subject to an Excess Interest Adjustment in accordance with Sections 8 and 10, respectively, of this policy.

These agreements are subject to the provisions of this policy. This policy is issued in consideration of the application, or information provided in lieu thereof, and payment of the initial premium.

This policy may be applied for and issued to qualify as a tax-qualified annuity under the applicable sections of the Internal Revenue Code.

                            20 DAY RIGHT TO CANCEL

You may cancel this policy by delivering or mailing a written notice or sending a telegram to us. You must return the policy before midnight of the twentieth day after the day you receive it. Notice given by mail and return of the policy by mail are effective on being postmarked, properly addressed and postage prepaid.

We will pay you an amount equal to the sum of:

*the premiums paid; and
*the accumulated gains or losses, if any, in the Separate Account on the date of cancellation;

unless otherwise required by law.

                       Signed for us at our home office.



             /s/ Craig D. Vermie                 /s/ William L. Busler
                 SECRETARY                           PRESIDENT


   This policy is a legal contract between the policyowner and the company.
                          READ YOUR POLICY CAREFULLY

                       Flexible Premium Variable Annuity
                  Income Payable At Annuity Commencement Date
           Benefits Based On The Performance Of The Separate Account
Are Variable And Are Not Guaranteed As To Dollar Amount (See Sections 6 and 10C)
                               Non-Participating

                                   SECTION 1
                                  DEFINITIONS

ANNUITANT
The person to whom annuity payments will be made, unless another payee is named.

ANNUITY COMMENCEMENT DATE
Date the annuitant will begin receiving payments from this policy, which may not be later than the last day of the policy month starting after the Annuitant attains age 85, except as expressly allowed by us, but in no event later than the last day of the month following the month in which the Annuitant attains age 95.

ADJUSTED POLICY VALUE
Amount, defined in Section 4, that can be used to fund one of the Payment Options. Also referred to as Policy Proceeds described in Section 10.

CASH VALUE
Amount, defined in Section 5, that can be withdrawn if the annuity is surrendered.

DISTRIBUTION
A withdrawal or disbursement of funds from the Policy Value or Cash Value.

INVESTMENT OPTIONS
Any of the Guaranteed Period Options of the Fixed Account, the Dollar Cost Averaging Fixed Account Option, and any of the Subaccounts of the Separate Account.

PAYEE
The person to whom annuity payments will be made.

PAYMENT OPTIONS
Options through which the distribution of the Adjusted Policy Value can be directed.

POLICY ANNIVERSARY
The anniversary of the Policy Date for each year the policy remains in force.

POLICY DATE
The date shown on page 3 of this policy and the date on which this policy becomes effective.

POLICY YEAR
The 12 month periods following the Policy Date shown on the Policy Data page. The first Policy Year starts on the Policy Date. Each subsequent year starts on the anniversary of the Policy Date.

SUBACCOUNT
A division of the Separate Account, as described in Section 6.

SURRENDER
A partial or full withdrawal of funds from the Policy Value or Cash Value.

WITHDRAWAL
A distribution of funds from the Policy Value or Cash Value.

YOU, YOUR

The owner of this policy. Unless otherwise specified on the Policy Data page, the annuitant and the owner shall be one and the same person.

                            SECTION 2 - POLICY DATA



POLICY NUMBER:                   ANNUITANT:  ANNUITANT: JOHN DOE

INITIAL
PREMIUM:                         ISSUE AGE/SEX:

POLICY DATE:                     OWNER(S):

ANNUITY
COMMENCEMENT                     DEATH BENEFIT
DATE:                            OPTION:


Fixed Account Guaranteed Minimum Effective Annual Interest Rate:    3%


Distribution Financing Charge:  .25%
(deducted prior to the Annuity Commencement Date only, and during the first 10 policy years only)


Before the Annuity Commencement Date:

Death Benefit Option A or B-
     Mortality and Expense Risk Fee and Administrative Charge:    1.40%

Death Benefit Option C -
     Mortality and Expense Risk Fee and Administrative Charge:    1.25%


After the Annuity Commencement Date:

Death Benefit Option A, B, or C -

     Mortality and Expense Risk Fee and Administrative Charge:    1.25%

                         SECTION 3 - PREMIUM PAYMENTS

PAYMENT OF PREMIUMS
Premium Payments may be made any time while this policy is in force before the Annuity Commencement Date. You may start or stop, increase or decrease, or skip any premium payments.

MAXIMUM AND MINIMUM PREMIUM PAYMENT
The premium payments may not be more than the amount permitted by law if this is a tax-qualified annuity. The minimum initial premium is $5,000. If this policy is being used as a tax-qualified annuity, the minimum initial premium is $1,000, except that no minimum initial premium payment will be required for 403(b) annuities. The minimum subsequent premium payment we will accept is $50. The maximum total premium payments which we will accept without prior Company approval is $1,000,000.

PREMIUM PAYMENT DATE
The premium payment date is the date on which the premium is credited to the policy. The initial premium payment less any applicable premium taxes will be credited to the policy within two business days of receipt of the premium payment and the information needed. Subsequent additional premium payments will be credited to the policy as of the business day when the premium payment and required information are received. A business day is any day on which the New York Stock Exchange is open for trading.

ALLOCATION OF PREMIUM PAYMENTS
Premium payments may be applied to various Investment Options which we make available. You must indicate what percent of each premium payment to allocate to various Investment Options. Each percent may be either zero or any whole number, however, the allocation amount all accounts must total 100%.

CHANGE OF ALLOCATION
You may change the allocation of premium payments to various Investment Options. You must tell us in a notice you sign which gives us the facts that we need. Payments received after the date on which we receive your notice will be applied on the basis of the new allocation.

PREMIUM TAXES
Your state may impose a premium tax. It may be imposed either when a premium payment is made, on the Annuity Commencement Date, on the date of death, or on the date of full surrender. When permitted by state law, we will not deduct the tax until the Annuity Commencement Date, date of death, or date of full surrender.


                           SECTION 4 - POLICY VALUE

POLICY VALUE
On or before the Annuity Commencement Date, the Policy Value is equal to your:
(a)  premiums paid; minus
(b)  Gross Partial Withdrawals; plus
(c)  interest credited in the Fixed Account; plus
(d)  accumulated gains or losses in the Separate Account; minus
(e)  service charges, premium taxes and transfer fees, if any.

ADJUSTED POLICY VALUE
The Adjusted Policy Value is the Policy Value increased or decreased by any Excess Interest Adjustment.

You may use the Adjusted Policy Value on the Annuity Commencement Date to provide lifetime income or income for a period of no less than 60 months under the Payment Options in Section 10.

SERVICE CHARGE
On each Policy Anniversary and at the time of surrender during any Policy Year before the Annuity Commencement Date, we reserve the right to charge up to $35 for policy administration expenses. The Service Charge will be deducted from Investment Option in proportion to the portion of the Policy Value (prior to such charge) in each Investment Option. In no event will the Service Charge exceed 2% of the Policy Value on the Policy Anniversary or at the time of surrender.

The Service Charge will not be deducted on a Policy Anniversary or at the time of surrender if, at either of these times, (1) the sum of all premium payments less the sum of all withdrawals taken is at least $50,000 or (2) the Policy Value is at least $50,000.

                SECTION 5 - CASH VALUE AND PARTIAL WITHDRAWALS

CASH VALUE
The Cash Value may be partially withdrawn or will be paid in the event of a full surrender of the policy. We must receive your written withdrawal or surrender request before the Annuity Commencement Date.

The current amount of your policy's Cash Value is available upon request. On or before the Annuity Commencement Date, the Cash Value is equal to the Adjusted Policy Value. There is no Cash Value after annuity payments have commenced.

EXCESS INTEREST ADJUSTMENT
Full Surrenders, Partial Withdrawals, transfers and amounts applied to a Payment Option (prior to the end of any Guaranteed Period only) from the Fixed Account Guaranteed Period Options described in Section 7, will be subject to an Excess Interest Adjustment. Certain Partial Withdrawals may not be subject to an Excess Interest Adjustments as provided for in the Partial Withdrawals provision below.

Excess Interest Adjustment = S x (G-C) x (M/ 1 2)

where:   S  is the gross (i.e. before surrender charges and premium taxes, if any) amount being surrendered, withdrawn, transferred or applied to a Payment Option that is subject to the Excess Interest Adjustment.

         G  is the guaranteed interest rate applicable to S.

         C is the current guaranteed interest rate then being offered on new premium payments for the next longer Guaranteed Period than "M". If this policy form or such a Guaranteed Period is no longer offered, "C" will be the U.S. Treasury rate for the next longer maturity (in whole years) than "M" on the 25th day of the previous calendar month, plus up to 2%.

         M is the number of months remaining in the Guaranteed Period for S, rounded up to the next higher whole number of months.

 The Excess Interest Adjustment at the time of Full Surrender will not reduce the Adjusted Policy Value for the Fixed Account below the amount paid into, less any prior withdrawals and transfers from the Fixed Account, plus interest at the 3% guaranteed effective annual interest rate.

 PARTIAL WITHDRAWALS
 We will pay you a portion of the Cash Value as a Partial Withdrawal provided we receive your written request while the policy is in effect and before the Annuity Commencement Date. When you request a Partial Withdrawal you must tell us how it is to be allocated among the various Investment Options. If not allocation instructions are given, the withdrawal will be deducted from each Investment Option in the same proportion that the Policy owner's interest in each Investment Option bears to the Policy's total Policy Value. If your request for a Partial Withdrawal from any Investment Option is less than or equal to that Option's Cash Value, we will pay you the amount of your request. However, if your request for a Partial Withdrawal from any Investment Option is greater than that Option's Cash Value, we will pay you the Cash Value of that Investment Option.

 Partial Withdrawals may be made free from Excess Interest Adjustment in three different ways. You may only choose one of the following options in any given Policy Year.

 1. LUMP SUM
    After the first Policy Year, amounts ($500 minimum) up to 10% of the Policy Value at the time of withdrawal are available as a lump sum distribution once per Policy Year with no Excess Interest Adjustment.

 2. SYSTEMATIC PAYOUT OPTION
    During any Policy Year, including the first, a Systematic Payout Option
    (SPO) is available on a monthly, quarterly, semi-annual or annual basis.
    SPO payouts must be at least $50 each and may not exceed 10% of the Policy Value at the time SPO is made divided by the number of payouts made per year (e.g. 12 for monthly). No Excess Interest Adjustment will apply to the SPO payout. Monthly and quarterly payouts must be sent through electronic funds transfer directly to your checking or savings account. You may start or stop SPO payouts at any time; however, 30 days written notice is required to stop SPO payouts.

    Once you have elected a SPO, you must wait a minimum time before the first SPO payment: one month for a monthly SPO, three months for quarterly, six months for semi-annual, or twelve months for annual.

                               SECTION 5 - CONT

 3. MINIMUM REQUIRED DISTRIBUTION
    For tax-qualified plans, Partial Withdrawals taken to satisfy minimum distribution requirements under Section 401(a)(9) of the Internal Revenue Code (IRC) are available with no Excess Interest Adjustment. The amount available from this policy with respect to the minimum distribution requirement is based solely on this policy.

    The owner must be at least 70 1/2 years old in the calendar year of distribution, must submit a written request to us and must take the distribution before year end. If the owner attains age 70 1/2 in the calendar year of distribution, a written request which is postmarked no later than the end of the current calendar year must be submitted to us.

    Systematic minimum distributions must be at least $50 or a lump sum distribution. is available if minimum required distributions are less than $50.

    Any amount requested in excess of the IRC minimum required distribution will have the appropriate Excess Interest Adjustment applied.

The Gross Partial Withdrawal is the total amount with will be deducted from your P9olicy Value as a result of each Partial Withdrawal. The Gross Partial Withdrawal may be more or less than your requested partial Withdrawal amount, depending on whether Excess Interest Adjustments apply at the time you request the Partial Withdrawal. The Excess Partial Withdrawal amount is the portion of the requested Partial Withdrawal.

The formula for determining the Gross Partial Withdrawal is as follows:

Gross Partial Withdrawal = R - E
where:  R    is the requested Partial Withdrawal
        E    is the Excess Interest Adjustment; and

If any Partial Withdrawal reduces the Cash Value below $500, we reserve the right to pay the full Cash Value and terminate this policy.

We may delay payment of the Cash Value for up to 6 months after we receive your request. If the Owner dies after the request is received, but before the request is processed, the request will be processed before the death proceeds are determined.


SURRENDER CHARGES
Amounts withdrawn in excess of the Surrender Charge free withdrawal provisions above are subject to a Surrender Charge. The amount of this charge, if any, will be a percentage, as shown in the table below, of the amount of premium withdrawn:

        Number of Years
          Since Premium              Percentage of
           Payment Date              Premium Withdrawn
                  0 - 1                 7%
                  1 - 2                 7%
                  2 - 3                 6%
                  3 - 4                 6%
                  4 - 5                 5%
                  5 - 6                 4%
                  6 - 7                 2%
                  7 or more             0%

For Surrender Charge purposes, the oldest premium payment is considered to be withdrawn first. If the amount withdrawn exceeds this, the next oldest premium payment is considered to be withdrawn, and so on until the most recent premium payment is considered to be withdrawn. Premium Payments are deemed to be withdrawn before earnings.

After all premium payments are considered to be withdrawn, the remaining Adjusted Policy Value may be withdrawn free of any Surrender Charge.

GUARANTEED RETURN OF FIXED ACCOUNT PAYMENTS
Upon full surrender of the policy, you will always receive at least the premium payments made to, less prior withdrawals and transfers from, the Fixed Account.

MINIMUM VALUES
Benefits available under this policy are not less than those required by any statute of the state in which the policy is delivered.

                         SECTION 6 - SEPARATE ACCOUNT

SEPARATE ACCOUNT
We have established and will maintain a Separate Account under the laws of the state of Iowa. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are put in the Separate Account for this policy, as well as for other variable life insurance and annuity policies. The Separate Account may invest assets in shares of one or more mutual funds. Fund shares are purchased, redeemed and valued on behalf of the Separate Account.

The Separate Account is divided into Subaccounts. Each Subaccount invests exclusively in shares of one of the portfolios of an underlying fund. We reserve the right to add or remove any Subaccount of the Separate Account.

The assets of the Separate Account are our property. These assets will equal or exceed the reserves and other contract liabilities of the Separate Account. These assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of a Subaccount, in excess of the reserves and other contract liabilities with respect to that Subaccount, to another Subaccount or to our General Account.

We will determine the fair market value of the assets of the Separate Account in accordance with a method of valuation which we establish in good faith. Valuation Period means the period of time from one determination of the value of each Subaccount to the next. Such determinations are made when the value of the assets and liabilities of each Subaccount is calculated. This is generally each day on which the New York Stock Exchange is open.

We also reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term "Separate Account", as used in this policy, shall then mean the separate account to which the assets were transferred.

We also reserve the right, when permitted by law, to:

(a) deregister the Separate Account under the Investment Company Act of 1940;

(b) manage the Separate Account under the direction of a committee at any time;

(c) restrict or eliminate any voting rights of policyowners or other persons who have voting rights as to the Separate Account;

(d) combine the Separate Account with one or more other separate accounts;

(e) create new Separate Accounts;

(f) add new Subaccounts to or remove existing Subaccounts from the Separate Account, or combine Subaccounts;

(g) add new underlying mutual funds, remove existing mutual funds, or substitute a new fund for an existing fund.

Any Separate Account may invest assets in shares of one or more mutual fund portfolios, or in the case of a managed Separate Account, direct investments in stocks or other securities as permitted by law. Fund Shares refer to shares of underlying mutual funds or prorata ownership of the assets held in a Subaccount of a managed Separate Account. The Net Asset Value of a fund share is the per-share value calculated by the mutual fund, or in the case of a managed Separate Account by the Company. The Net Asset Value is computed by adding the value of the Subaccount's investments, cash and other assets, subtracting its liabilities, and then dividing by the number of shares outstanding. Net Asset Values of fund shares reflect investment advisory fees and other expenses incurred in managing a mutual fund or a managed Separate Account.

CHANGE IN INVESTMENT OBJECTIVE OR POLICY OF A MUTUAL FUND
If required by law or regulation, an investment policy of the Separate Account will only be changed if approved by the appropriate insurance official of the state of Iowa or deemed approved in accordance with such law or regulation. If so required, the process for obtaining such approval is filed with the insurance official of the state or district in which this policy is delivered.

CHARGES AND DEDUCTIONS
The Mortality and Expense Risk Fee and the Administrative Charge are each deducted both before and after the Annuity Commencement Date to compensate for increased mortality and expenses not anticipated by the mortality and maintenance charges guaranteed in the contract.

The Service Charge is deducted prior to the Annuity Commencement Date only. In addition, a Distribution Financing Charge is deducted (prior to the Annuity Commencement Date only and during the first seven policy years only) to compensate for costs of distributing the policy.

If the Mortality and Expense Risk Fee(s) and/or Distribution Financing Charge(s) are more than sufficient, the Company will retain the balance as profit.

                      SECTION 6 - SEPARATE ACCOUNT - CONT

ACCUMULATION UNITS

The Policy Value in the Separate Account before the Annuity Commencement Date is represented by accumulation units. The dollar value of accumulation units for each Subaccount will change from day to day reflecting the investment experience of the Subaccount.

Premium Payments allocated to and any amounts transferred to the Subaccounts will be applied to provide accumulation units in those Subaccounts. The number of accumulation units purchased in a Subaccount will be determined by dividing the premium payment allocated to or any amount transferred to that Subaccount, by the value of an accumulation unit for that Subaccount on the payment or transfer date.

The number of accumulation units withdrawn or transferred from the Subaccounts will be determined by dividing the amount withdrawn or transferred by the value of an accumulation unit for that Subaccount on the withdrawal or transfer date.

The value of an accumulation unit on any business day is determined by multiplying the value of that unit at the end of the immediately preceding valuation period by the net investment factor for the valuation period.

The net investment factor used to calculate the value of an accumulation unit in each Subaccount for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a) is the result of:

    (1) the net asset value of a fund share held in that Subaccount determined as of the end of the current valuation period; plus
    (2) the per share amount of any dividend or capital gain distributions made by the fund for shares held in that Subaccount if the ex-dividend date occurs during the valuation period; plus or minus
    (3) a per share charge or credit for any taxes reserved for, which we determine to have resulted from the investment operations of that Subaccount.

(b) is the net asset value of a fund share held in that Subaccount determined as of the end of the immediately preceding valuation period.

(c) is a factor representing the Mortality and Expense Risk Fee, and Administrative Charge and Distribution Financing Charge. This factor is less than or equal to, on an annual basis, the sum of the applicable percentages shown on page 3 of the daily net asset value of a fund share held in that Subaccount.

Since the net investment factor may be greater or less than one, the accumulation unit value may increase, or decrease.

                           SECTION 7 - FIXED ACCOUNT

FIXED ACCOUNT

Payments applied to and any amounts transferred to the Fixed Account will reflect a fixed interest rate. The interest rates we set will be credited for increments of at least one year measured from each premium payment or transfer date. These rates will never be less than an effective annual interest rate of 3%.

GUARANTEED PERIODS

We may offer optional Guaranteed Periods, i.e. Guaranteed Period Option(s), into which premiums may be paid or amounts transferred. The current interest rate we set for funds entering each Guaranteed Period Option (GPO) is guaranteed until the end of that option's Guaranteed Period. At that time, the premium payment made or amount transferred into the GPO less any withdrawals or transfers from that GPO, plus interest, will be rolled into a new GPO or may be transferred to any Subaccount(s) within the Separate Account.

You may choose the Investment Option(s) you want the funds rolled into by giving us notice within 30 days before the end of the expiring option's Guaranteed Period. However, any Guaranteed Period elected may not extend beyond the maximum Annuity Commencement Date defined in Section 11. In the absence of such election, the funds will be rolled into a new GPO which is the same as the expiring GPO unless that GPO is no longer offered, in which case, the next shorter GPO offered will be used. We reserve the right for new premium payments, transfers, or rollovers to offer or not to offer any GPO, except that we will always offer at least a one year GPO.

For purposes of crediting interest when funds are withdrawn from or transferred into a Guaranteed Period, the amount of the oldest premium payment or rollover into that GPO is considered to be withdrawn first. If the amount withdrawn exceeds this amount, the next oldest premium payment or rollover is considered to be withdrawn next, and so on until the most recent premium payment or rollover is considered to be withdrawn (this is a "First-In, First-Out" or FIFO procedure). Premium Payment(s) or rollover(s) are deemed to be withdrawn first, then interest credited.

Partial Withdrawals, full Surrenders, transfers, and amount applied to a Payment Option (prior to the end of any Guaranteed Period only) from the GPO(s) are subject to an Excess Interest Adjustment, as described in Section 5.

DOLLAR COST AVERAGING FIXED ACCOUNT OPTION

We may offer a Dollar Cost Averaging (DCA) Fixed Account Option separate from the GPO(s). This option will have a one year interest rate guarantee. The current interest rate we set for the DCA Fixed Account may differ from the rates credited on other GPO(s) in the Fixed Account. In addition, the current interest rate we credit may vary on different portions of the DCA Fixed Account. The credited interest rate will never be less than the minimum effective annual interest rate of 3%. The DCA Fixed Account Option will only be available under a Dollar Cost Averaging program as described in Section 8.

                             SECTION 8 - TRANSFERS

A.  TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE

Prior to the Annuity Commencement Date, you may transfer the value of the accumulation units from one Subaccount to another within the Separate Account or to any Guaranteed Period Option (GPO) of the Fixed Account, or from the Guaranteed Period Options of the Fixed Account to the Separate Account. If you want to transfer, you must tell us in a notice you sign or through an electronic notice which gives us the facts that we need.

You may choose which GPO to transfer to or from, however, any GPO elected may not extend beyond the maximum Annuity Commencement Date defined in Section 11. Transfers from a Guaranteed Period prior to the end of that GPO are subject to the Excess Interest Adjustment described in Section 5. If the Excess Interest Adjustment at the time of a transfer request from any GPO is a negative adjustment, then the maximum amount that can be transferred is 25% of that GPO's Policy Value, less amounts previously transferred out of that GPO during the current policy year. No maximum will apply to amounts transferred from any GPO if the Excess Interest Adjustment is a positive adjustment at the time of transfer.

We will also offer you the option to transfer an amount equal to the interest credited in the GPO(s) to any Investment Option(s) on a "First-in, First-out" basis. Each transfer will be subject to a minimum amount of $50. No Excess Interest Adjustment will apply to such transfers of interest.

No transfers will be allowed out of the Dollar Cost Averaging Fixed Account Option except through the Dollar Cost Averaging Option.

The minimum amount which may be transferred is the lesser of $500 or the entire Subaccount or GPO's value(s). However, if the remaining Subaccount or GPO value(s) is less than $500, we have the right to include that amount as part of the transfer.

We reserve the right to limit transfers to no more than 12 in any one policy year. Any transfers in excess of 12 per policy year may be charged a $10 fee per transfer.


DOLLAR COST AVERAGING OPTION

Prior to the Annuity Commencement Date, you may instruct us to automatically transfer a specified amount from the Money Market Subaccount, the Dollar Cost Averaging (DCA) Fixed Account Option, or the U.S. Government Securities Subaccount to any other Subaccount(s) of the Separate Account. The automatic transfers can occur monthly or quarterly. If the Dollar Cost Averaging request is receive prior to the 28th day of any month, the first transfer will occur on the 28th day of that month. If the Dollar Cost Averaging request is received on or after the 28th day of any month, the first transfer will occur on the 28th day of the following month.

Prior to the Annuity Commencement Date, no transfers (except through Dollar Cost Averaging) will be allowed from the DCA Fixed Account.

Transfers will continue until the elected Subaccount or DCA Fixed Account value is depleted. The amount transferred each time must be at least $500. All transfers from the DCA account will be the same amount as the initial transfer unless subsequently changes. Changes to the amount transferred will only be allowed when additional premium is allocated or a new amount is transferred into the DCA Account. Changes can be made to the Subaccounts to which these transfers are allocated. Transfers must be scheduled for a least 6, but not more than 24 months or for at least 4, but not more than 8 quarters each time the Dollar Cost Averaging program is started or restarted following termination of the program for any reason. Dollar Cost Averaging transfers will not be subject to an Excess Interest Adjustment.

You may discontinue Dollar Cost Averaging after satisfying the minimum number of required transfers by sending written notice to us. While Dollar Cost Averaging is in effect, Asset Rebalancing is not available.

                          SECTION 8 - TRANSFERS - CONT


ASSET REBALANCING

Prior to the Annuity Commencement Date, you may instruct us to automatically transfer amounts among the Subaccounts of the Separate Account on a regular basis to maintain a desired allocation of the Policy Value among the various Subaccounts offered. Rebalancing will occur on a monthly, quarterly, semi-annual or annual basis, beginning on a date you select. You must select the percentage of the Policy Value you desire in each of the various Subaccounts offered (totaling 100%). Any amounts in the Fixed Account are ignored for the purposes of asset rebalancing. Asset Rebalancing is not available while Dollar Cost Averaging is in effect. Rebalancing will cease as soon as we receive a request for any other transfer.

B.  TRANSFERS AFTER THE ANNUITY COMMENCEMENT DATE

After the Annuity Commencement Date, you may transfer the value of the variable annuity units from one Subaccount to another within the Separate Account or to the Fixed Account. If you want to transfer the value of the variable annuity units, you must tell us in a notice you sign or through an electronic notice which gives us the facts that we need.

The minimum amount which may be transferred is the lesser of $10 monthly income or the entire monthly income of the variable annuity units in the Subaccount from which the transfer is being made. If the monthly income of the remaining units in a Subaccount is less than $10, we have the right to include the value of those variable annuity units as part of the transfer.

After the Annuity Commencement Date, no transfers may be made from the Fixed Account to the Separate Account.

We reserve the right to limit transfers between the Subaccounts or to the Fixed Account to once per Policy Year except under the Dollar Cost Averaging Option.

                           SECTION 9 - DEATH PROCEEDS

A.  DEATH PROCEEDS PRIOR TO ANNUITY COMMENCEMENT DATE

The amount of death proceeds will be the greater of (a), (b) or (c) where:

(a) is the Policy Value on the date we receive due proof of death and an election of a method of settlement;

(b) is the Cash Value on the date we receive due proof of death and an election of a method of settlement, and;

(c) is the Guaranteed Minimum Death Benefit (GMDB), plus any additional premium payments received, less any Gross Partial Withdrawals from the date of death to the date of payment of death proceeds.

If you have not selected a payment option by the date of death, the beneficiary may make such election within one year of the date we receive due proof of the Owner's or Annuitant's death as describe in C below. The beneficiary may elect to receive the death proceeds as a lump sum payment or may use the death proceeds to provide any of the annuity payment options described in Section 10. Interest on death proceeds will be paid as required by law.

B.   GUARANTEED MINIMUM DEATH BENEFIT

The amount of the Guaranteed Minimum Death Benefit (GMDB) is based on the death benefit shown on page 3. You many not change the GMDB option after the policy is issued.

   Option A: 5% Annually Compounding Death Benefit

   This GMDB is equal to the total premiums paid for this policy, less any Adjusted Partial Withdrawals (as described below), accumulated at 5% interest per annum from the payment or withdrawal date to the date of death.

   Option B: Double Enhanced Death Benefit

   This GMDB is equal to the greater of (1) and (2) where:
   (1) is a 5% Annually Compounding Death Benefit, equal to:
     (a) the total Premium Payments; minus
     (b) Adjusted Partial Withdrawals, (as described below); plus
     (c) interest accumulated at 5% per annum from the payment or withdrawal date to the earlier of the date of death or the owner's 81st birthday.

   (2) is a Step-Up Death Benefit, equal to:
     (a) the largest Policy Value on the Policy Date or on any Policy Anniversary prior to the earlier of the date of death or the owner's 81st birthday; plus
     (b) any Premium Payments subsequent to the date of the Policy Anniversary with the largest Policy Value; minus
     (c) any Adjusted Partial Withdrawals (as described below), subsequent to the date of the Policy Anniversary with the largest Policy Value.

   Option C:  Return of Premium Death Benefit

   This GMDB is equal to the total premiums paid for this policy, less any Adjusted Partial Withdrawals (as described below), as of the date of death.

A Partial Withdrawal taken as provided in Section 5 will reduce the Guaranteed Minimum Death Benefit by an amount referred to as the "Adjusted Partial Withdrawal". The adjusted Partial Withdrawal may be a different amount than the Gross Partial Withdrawal describe in Section 5. Each Adjusted Partial

Withdrawal is equal to the Gross Partial Withdrawal multiplied by an Adjustment Factor. The Adjustment Factor is equal to the amount of death proceeds prior to the Partial Withdrawal divided by the Policy Value prior to the Partial Withdrawal.


C.  DEATH PRIOR TO ANNUITY COMMENCEMENT DATE

Death proceeds are payable contingent upon the relationships between the owner, annuitant, successor owner and beneficiary as outlined below. The policy must be surrendered upon settlement or on proof of death.

1. Annuitant and owner are the same.
   When we have due proof that the owner died before the Annuity Commencement Date, we will provide the death proceeds to the beneficiary.

   a) Beneficiary is the deceased owner's surviving spouse. The beneficiary may elect to continue this policy as the owner and annuitant rather than receiving the death proceeds. If the policy is continued, an amount equal to the excess, if any, of the Guaranteed Minimum Death Benefit over the Policy Value will then be added to the Policy Value. This amount will be added only once, at the time of such election.

      If this beneficiary elects to have the death proceeds paid, the death proceeds must be distributed:

      (1) by the end of 5 years after the date of the deceased owner's death, or

      (2) payments must begin no later than one year after the deceased owner's death and must be made for a period certain or for this beneficiary's lifetime, so long as any period certain does not exceed this beneficiary's life expectancy.

                               SECTION 9 - CONT.

   b) Beneficiary is not the deceased owner's surviving spouse. The death proceeds must be distributed as provided in I.a)(1) or I.a)(2) above.

   c) Death proceeds which are not paid to or for the benefit of a natural person must be distributed by the end of 5 years after the date of the deceased owner's death.

II.  Annuitant and owner are different and the annuitant dies.

When we have due proof that the annuitant died prior to the Annuity Commencement Date, the owner will become the new annuitant and no death proceeds are payable. If the owner if also the deceased annuitant's surviving spouse, an amount equal to the excess, if any, of the Guaranteed Minimum Death Benefit over the Policy Value will then be added to the Policy Value. This amount will be added only once.

However, in lieu of becoming the new Annuitant, the owner may elect to have the death proceeds distributed to the beneficiary on the death of the Annuitant. This elect must be in writing and must be received by us prior to the Annuitant's death. In such case, when we have due proof that the annuitant died prior to the Annuity Commencement Date, we will provide the death proceeds to the beneficiary.

   a) If the owner has elected to have the death proceeds paid as a lump sum, the beneficiary must, within 60 days of our receipt of due proof of the annuitant's death, either:

      1)  receive the lump sum proceeds; or

      2) elect to receive annuity payments. Such payments must begin within one year of our receipt of due proof of the annuitant's death and must be made for a period certain or for this beneficiary's lifetime, so long as any period certain does not exceed this beneficiary's life expectancy.

   b) Death proceeds which are not paid to or for the benefit of a natural person must be distributed by the end of 5 years after the date of the annuitant's death.

III.  Annuitant and owner are different and the owner dies.

If the owner dies prior to the Annuity Commencement Date and before the entire interest in the policy is distributed, the successor owner will become the new owner. The remaining portion of any interest in the policy must be distributed to the extent provided below in III.a), III.b) or III.c).

   a) Successor owner is the deceased owner's surviving spouse. The successor owner may elect to continue this policy rather than receive the Adjusted Policy Value. If the successor owner elects to receive the Adjusted Policy Value, the Adjusted Policy Value must be distributed:

      (1) by the end of 5 years after the date of the deceased owner's death, or
      (2) payments must begin no later than one year after the deceased owner's death and must be made for a period certain or for the successor owner's lifetime, so long as any period certain does not exceed the successor owner's life expectancy.

    b) Successor owner is not the deceased owner's surviving spouse. The Adjusted Policy Value must be distributed as provided in III.a)(1) or III.a)(2) above.

    c) Successor owner is not a natural person. The Adjusted Policy Value must be distributed as provided in III.a)(1) above.

    d) No successor owner survives the deceased owner. The deceased owner's estate will become the new owner (or the estate may name a new owner). The executor or Administrator must be named in a form acceptable to us. The Adjusted Policy Value must be distributed by the end of 5 years after the date of the deceased owner's death.

IV. More than one Owner.

If there is more than one owner, then the death of any owner will be treated the same as the death of the owner.

D.  DEATH ON OR AFTER THE ANNUITY COMMENCEMENT DATE

The death proceeds on or after the Annuity Commencement Date depend on the payment option selected. If any owner dies on or after the Annuity Commencement Date, but before the entire interest in the policy is distributed, the remaining portion of such interest in the policy will be distributed to the beneficiary at least as rapidly as under the method of distribution being used as of the date of that owner's death.

E.  AN OWNER IS NOT AN INDIVIDUAL

In the case of a non tax-qualified annuity, if any owner or beneficial owner, is not an individual, then for purposes of the federal income tax mandatory distribution provisions in subsection C or D above, (1) the primary annuitant will be treated as the owner of the policy, and (2) if there is any change in the primary annuitant, such a change will be treated as the death of the owner.

                         SECTION 10 - ANNUITY PAYMENTS

A.   GENERAL PAYMENT PROVISIONS

Payment

If this policy is in force on the Annuity Commencement Date, we will use the Fixed Account portion and/or the Separate Account portion of the Adjusted Policy Value to make annuity payments to the Payee under Option 3 and/or 3-V, respectively, with 10 years certain, or if elected, under one or more of the other options described in this section. However, the option(s) elected must provide for lifetime income or income for a period of at least 60 months. You will become the annuitant at the Annuity Commencement Date. Payments will be made at 1, 3, 6 or 12 month intervals. We reserve the right to change the frequency of payments to avoid making payments of less than $50.00.

Before the Annuity Commencement Date, if the death proceeds become payable or if you surrender this policy, we will pay any proceeds in one sum, or if elected, all or part of these proceeds may be placed under one or more of the options described in this section. If we agree, the proceeds may be placed under some other method of payment instead.

Adjusted Age

Payments under Options 3 and 5 and the first payment under Options 3-V and 5-V are determined based on the adjusted age of the annuitant. The adjusted age is the annuitant's actual age on the annuitant's nearest birthday, at the Annuity Commencement Date, adjusted as follows:

Annuity Commencement Date                                Adjusted Age
-------------------------                                ------------
Before 2001                                              Actual Age
2001 - 2010                                              Actual Age minus 1
2011 - 2020                                              Actual Age minus 2
2021 - 2030                                              Actual Age minus 3
2031 - 2040                                              Actual Age minus 4
After 2040                                               Actual Age minus 5

Election of Optional Method of Payment

Before the Annuity Commencement Date you can elect or change a payment option. You may elect, in a notice you sign which gives us the facts that we need, annuity payments that may be either variable, fixed, or a combination of both. If you elect a combination, you must also tell us what part of the policy proceeds on the Annuity Commencement Date are to be applied to provide each type of payment. (You must also specify which Subaccounts.) The amount of a combined payment will be the sum of the variable and fixed payments. Payments under a variable payment option will reflect the investment performance of the selected Subaccount of the Separate Account.

Payee

Unless you specify otherwise, the payee shall be the annuitant, or the beneficiary as specified in the Beneficiary provision.

Proof of Age

We may require proof of the age of any person who has an Policy under Options 3, 3-V, 5 and 5-V of this section before we make the first payment.

Minimum Proceeds

If the proceeds are less than $2,000, we reserve the right to pay them out as a lump sum instead of applying them to a payment option.

Premium Tax

We may be required by law to pay premium tax on the amount applied to a payment option. If so, we will deduct the premium tax before applying the proceeds.

Supplementary Contract

Once proceeds become payable and a payment option has been selected, this policy will terminate and we will issue a supplementary contract to reflect the terms of the selected option. The contract will name the payees and will describe the payment schedule.

B. FIXED ACCOUNT PAYMENTS

Guaranteed Payment Options

The fixed account payment is determined by multiplying each $1,000 of policy proceeds allocated to a fixed payment option by the amounts shown on page 12 for the option you select. Options 1, 2 and 4 are based on a guaranteed interest rate of 3%.

Options 3 and 5 are based on a guaranteed interest rate of 3%, and the "1983 Table a" (male, female, and unisex if required by law) mortality table improved to the year 2000 with projection scale G. (The "1983 Table a" mortality rates are adjusted based on improvements in mortality since 1983 to more appropriately reflect increased longevity. This is accomplished using a set of improvement factors referred to as projection scale G.)

Option 1 - Interest Payments

The policy proceeds may be left with us for any term agreed to. We will pay the interest in periodic payments or it may be left to accumulate. Withdrawal rights will be agreed upon by you and us when the option is elected. The interest rate we declare for this option may be different than the interest rate(s) credited prior to the Annuity Commencement Date.

Option 2 - Income for a Specified Period

Payments are made for the fixed period elected. In the event of the death of the person receiving payments prior to the end of the fixed period, payments will be continued to that person's beneficiary or their present value may be paid in a single sum.

Option 3 - Life Income

An election may be made between "No Period Certain", "10 Years Certain" or "Guaranteed Return of Policy Proceeds". In the event of the death of the person receiving payments prior to the end of the period for which the election was made, payments will be continued to that person's beneficiary or their present value may be paid in a single sum.

Option 4 - Income of a Specified Amount

Payments are made for any specified amount until the proceeds with interest are exhausted. In the event of the death of the person receiving payments prior to the time proceeds with interest are exhausted, payments will be continued to that person's beneficiary or their present value may be paid in a single sum.

Option 5 - Joint and Survivor Annuity

Payments are made during the joint lifetime of the payee and a nominee of your selection. Payments will be made as long as either person is living.

Current Payment Options

The amounts shown in the tables on page 12 are the guaranteed amounts. Current amounts may be obtained from us.

C. VARIABLE ACCOUNT PAYMENT OPTIONS

Variable Annuity Units

The policy proceeds you tell us to apply to a variable payment option will be used to purchase variable annuity units in your chosen Subaccounts. The dollar value of variable annuity units in your chosen Subaccounts will increase or decrease reflecting the investment experience of your chosen Subaccounts. The value of a variable annuity unit in a particular Subaccount on any business day is equal to (a) multiplied by (b) multiplied by (c), where:

(a) is the variable annuity unit value for that Subaccount on the immediately preceding business day;
(b) is the net investment factor for that Subaccount for the Valuation Period;
    and
(c) is the Assumed Investment Return adjustment factor for the Valuation Period.

The Assumed Investment Return adjustment factor for the valuation period is the product of discount factors of .99986634 per day to recognize the 5.0% effective annual Assumed Investment Return.

The net investment factor used to calculate the value of a variable annuity unit in each Subaccount for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a) is the net result of:

    (1) the net asset value of a fund share held in that Subaccount determined as of the end of the current valuation period; plus
    (2) the per share amount of any dividend or capital gain distributions made by the fund for shares held in that Subaccount if the ex-dividend date occurs during the Valuation Period; plus or minus
    (3) a per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operations of the Subaccount.

(b) is the net asset value of a fund share held in that Subaccount determined as of the end of the immediately preceding Valuation Period.

(c) is a factor representing the Mortality and Expense Risk Fee and Administrative Charge. This factor is less than or equal to, on an annual basis, the percentage shown on page 3 of the daily net asset value of a fund share held in the Separate Account for that Subaccount.

Determination of the First Variable Payment

The amount of the first variable payment is determined by multiplying each $1,000 of policy proceeds allocated to a variable payment option by the amounts shown on page 13 for the variable option you select. The tables are based on a 5% effective annual Assumed Investment Return and the "1983 Table a" (male, female, and unisex if required by law) mortality table improved to the year 2000 with projection scale G. (The "1983 Table a" mortality rates are adjusted based on improvements in mortality since 1983 to more appropriately reflect increased longevity. This is accomplished using a set of improvement factors referred to as projection scale G.)

Option 3-V - Life Income

An election may be made between:

1. "No Period Certain" - Payments will be made during the lifetime of the annuitant

2. "10 Years Certain" - Payments will be made for the longer of the annuitant's lifetime or 10 years.

Option 5-V - Joint and Survivor Annuity

Payments are made as long as either the annuitant or the joint annuitant is living.

Determination of Subsequent Variable Payments

The amount of each variable annuity payment after the first will increase or decrease according to the value of the variable annuity units which reflect the investment experience of the selected Subaccounts. Each variable annuity payment after the first will be equal to the number of variable annuity units in the selected Subaccounts multiplied by the variable annuity unit value on the date the payment is made. The number of variable annuity units in each selected Subaccount is determined by dividing the first variable annuity payment allocated to the Subaccount by the variable annuity unit value of that Subaccount on the Annuity Commencement Date.

                   GUARANTEED FIXED ACCOUNT PAYMENT OPTIONS

The amounts shown in these tables are the guaranteed amounts for each $1,000 of the policy proceeds.
Higher current amounts may be available at the time of settlement.

------------------------------------------------------------------------------------------------------------------------------------

        Option 2, Table 1                   Option 3, Table II        Option 3, Table III                Option . Table IV
------------------------------------------------------------------------------------------------------------------------------------

  Number             Amount              Monthly Installment     Monthly Installment for        Monthly Installment For Life
  of Years         of Monthly                 For Life                  Life                    Guaranteed Return Of Policy
  Payable          Installment            No Period Certain        10 Years Certain                      Proceeds
------------------------------------------------------------------------------------------------------------------------------------

                               Age *  Male   Female  Unisex    Male     Female    Unisex       Male        Female       Unisex
------------------------------------------------------------------------------------------------------------------------------------

                                50    $3.87   $3.55   $3.71    $3.84     $3.54     $3.70       $3.73        $3.49        $3.61
------------------------------------------------------------------------------------------------------------------------------------

                                51     3.93    3.60    3.77     3.90      3.59      3.75        3.79         3.53         3.66
------------------------------------------------------------------------------------------------------------------------------------

                                52     4.00    3.65    3.83     3.97      3.64      3.81        3.84         3.58         3.71
------------------------------------------------------------------------------------------------------------------------------------

                                53     4.07    3.71    3.90     4.04      3.70      3.87        3.90         3.63         3.76
------------------------------------------------------------------------------------------------------------------------------------

      5                $17.91   54     4.15    3.77    3.97     4.11      3.75      3.94        3.96         3.68         3.82
------------------------------------------------------------------------------------------------------------------------------------

      6                 15.14   55     4.23    3.83    4.04     4.19      3.82      4.01        4.03         3.73         3.88
------------------------------------------------------------------------------------------------------------------------------------

      7                 13.16   56     4.32    3.90    4.11     4.27      3.88      4.08        4.10         3.79         3.94
------------------------------------------------------------------------------------------------------------------------------------

      8                 11.68   57     4.41    3.97    4.19     4.35      3.95      4.15        4.17         3.85         4.00
------------------------------------------------------------------------------------------------------------------------------------

      9                 10.53   58     4.50    4.05    4.28     4.44      4.02      4.24        4.24         3.91         4.07
------------------------------------------------------------------------------------------------------------------------------------

     10                  9.61   59     4.61    4.13    4.37     4.53      4.10      4.32        4.32         3.97         4.14
------------------------------------------------------------------------------------------------------------------------------------

     11                  8.86   60     4.72    4.21    4.47     4.63      4.18      4.41        4.40         4.04         4.22
------------------------------------------------------------------------------------------------------------------------------------

     12                  8.24   61     4.84    4.30    4.57     4.74      4.26      4.51        4.49         4.12         4.30
------------------------------------------------------------------------------------------------------------------------------------

     13                  7.71   62     4.96    4.40    4.68     4.85      4.35      4.61        4.58         4.19         4.38
------------------------------------------------------------------------------------------------------------------------------------

     14                  7.26   63     5.10    4.50    4.80     4.97      4.45      4.71        4.68         4.28         4.47
------------------------------------------------------------------------------------------------------------------------------------

     15                  6.87   64     5.24    4.61    4.93     5.09      4.55      4.83        4.78         4.36         4.56
------------------------------------------------------------------------------------------------------------------------------------

     16                  6.53   65     5.40    4.73    5.06     5.22      4.66      4.95        4.88         4.45         4.66
------------------------------------------------------------------------------------------------------------------------------------

     17                  6.23   66     5.56    4.85    5.21     5.36      4.77      5.07        4.99         4.55         4.76
------------------------------------------------------------------------------------------------------------------------------------

     18                  5.96   67     5.74    4.99    5.36     5.50      4.89      5.20        5.11         4.65         4.87
------------------------------------------------------------------------------------------------------------------------------------

     19                  5.73   68     5.93    5.13    5.53     5.65      5.02      5.34        5.24         4.76         4.98
------------------------------------------------------------------------------------------------------------------------------------

     20                  5.51   69     6.13    5.29    5.71     5.80      5.15      5.49        5.37         4.87         5.10
------------------------------------------------------------------------------------------------------------------------------------

                                70     6.34    5.45    5.90     5.96      5.30      5.64        5.51         4.99         5.23
------------------------------------------------------------------------------------------------------------------------------------



                                Option 5, Table V
                Monthly Installment For Joint and Full Survivor

------------------------------------------------------------------------------------------------------------------------------
 Age of Male Annuitant                                         Age of Female Annuitant
------------------------------------------------------------------------------------------------------------------------------
                              15 Years          12 Years         9 Years            6 Years      3 Years            3 Years
                              Less Than         Less Thane      Less Than          Less Than    Less Than  Same As  More Than
                                Male              Male            Male               Male         Male     Male      Male
------------------------------------------------------------------------------------------------------------------------------
           50                   $2.99             $3.05           $3.11              $3.18       $3.25     $3.32      $3.39
------------------------------------------------------------------------------------------------------------------------------
           55                    3.11              3.19            3.27               3.35        3.44      3.53       3.63
------------------------------------------------------------------------------------------------------------------------------
           60                    3.27              3.37            3.47               3.58        3.70      3.82       3.95
------------------------------------------------------------------------------------------------------------------------------
           65                    3.47              3.60            3.74               3.89        4.05      4.22       4.39
------------------------------------------------------------------------------------------------------------------------------
           70                    3.74              3.91            4.10               4.31        4.53      4.77       5.02
------------------------------------------------------------------------------------------------------------------------------

             Monthly Installment for Unisex Joint and Full Survivor

------------------------------------------------------------------------------------------------------------------------------
     Age of  First                                   Age of Joint Annuitant *
------------------------------------------------------------------------------------------------------------------------------
       Annuitant*            15 Years      12 Years    9 Years    6 Years    3 Years             3 Years
                             Less Than     Less Than  Less Than  Less Than  Less Than  Same As  More Than
                               First         First      First      First      First     First     First
------------------------------------------------------------------------------------------------------------------------------
           50                   $3.04        $3.09      $3.15      $3.21      $3.27    $3.33      $3.39
------------------------------------------------------------------------------------------------------------------------------
           55                    3.17         3.24       3.32       3.40       3.48     3.56       3.63
------------------------------------------------------------------------------------------------------------------------------
           60                    3.34         3.44       3.54       3.64       3.75     3.85       3.95
------------------------------------------------------------------------------------------------------------------------------
           65                    3.57         3.70       3.83       3.97       4.11     4.26       4.39
------------------------------------------------------------------------------------------------------------------------------
           70                    3.87         4.04       4.22       4.42       4.62     4.82       5.01
------------------------------------------------------------------------------------------------------------------------------

* Adjusted Age as defined in Section 10.A.
--------------------------------------------------------------------------------

  The annual, semi-annual or quarterly installments under Option 2 shall be the monthly installment shown multiplied by 11.84, 5.96 or 2.99 respectively, and for Options 3 and 5 the monthly installment shown multiplied by 11.80, 5.95 or
  2.99 respectively.
--------------------------------------------------------------------------------
  Dollar amounts of monthly installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company.

                            VARIABLE PAYMENT OPTIONS
                       BASED ON ASSUMED INVESTMENT RETURN

The amounts shown in these tables are the initial payment amounts based on a 5.0% Assumed Investment Return for each $1,000 of the policy proceeds.

--------------------------------------------------------------------------------
                      Option 3 - V, Table II       Option 3 - V, Table III
--------------------------------------------------------------------------------
                   Monthly Installment for Life  Monthly Installment For Life
                        No Period Certain              10 Years Certain
--------------------------------------------------------------------------------
              Age* Male     Female    Unisex     Male     Female    Unisex
          -------------------------------------------------------------------
               50     $5.11     $4.81     $4.96     $5.07      $4.79    $4.94
          -------------------------------------------------------------------
               51      5.17      4.85      5.02      5.13       4.83     4.99
          -------------------------------------------------------------------
               52      5.24      4.90      5.07      5.19       4.88     5.04
          -------------------------------------------------------------------
               53      5.31      4.95      5.13      5.25       4.93     5.10
          -------------------------------------------------------------------
               54      5.38      5.01      5.20      5.32       4.98     5.16
          -------------------------------------------------------------------
               55      5.46      5.06      5.26      5.39       5.04     5.22
          -------------------------------------------------------------------
               56      5.54      5.12      5.34      5.47       5.09     5.28
          -------------------------------------------------------------------
               57      5.63      5.19      5.41      5.54       5.16     5.36
          -------------------------------------------------------------------
               58      5.72      5.26      5.49      5.63       5.22     5.43
          -------------------------------------------------------------------
               59      5.82      5.34      5.58      5.72       5.29     5.51
          -------------------------------------------------------------------
               60      5.93      5.42      5.68      5.81       5.37     5.60
          -------------------------------------------------------------------
               61      6.04      5.50      5.78      5.91       5.44     5.69
          -------------------------------------------------------------------
               62      6.17      5.60      5.89      6.02       5.53     5.78
          -------------------------------------------------------------------
               63      6.30      5.69      6.00      6.13       5.62     5.88
          -------------------------------------------------------------------
               64      6.44      5.80      6.13      6.25       5.71     5.99
          -------------------------------------------------------------------
               65      6.60      5.91      6.26      6.37       5.82     6.10
          -------------------------------------------------------------------
               66      6.76      6.04      6.40      6.50       5.92     6.22
          -------------------------------------------------------------------
               67      6.94      6.17      6.56      6.63       6.04     6.35
          -------------------------------------------------------------------
               68      7.13      6.31      6.72      6.77       6.16     6.48
          -------------------------------------------------------------------
               69      7.33      6.46      6.90      6.92       6.29     6.62
          -------------------------------------------------------------------
               70      7.55      6.63      7.09      7.07       6.43     6.76
          -------------------------------------------------------------------

                              Option 5V, Table V

------------------------------------------------------------------------------------------------------------------------
                                    Monthly Installment For Joint and Full Survivor
------------------------------------------------------------------------------------------------------------------------
     Age of Male                                            Age of Female Annuitant
     Annuitant*
------------------------------------------------------------------------------------------------------------------------
                     15 Years       12 Years       9 Years        6 Years         3 Years                       3 Years
                     Less Than      Less Than     Less Than      Less Than       Less Than       Same As       More Than
                        Male           Male          Male          Male            Male           Male           Male
------------------------------------------------------------------------------------------------------------------------
         50               $4.32          $4.36         $4.41          $4.46          $4.51         $4.57           $4.62
------------------------------------------------------------------------------------------------------------------------
         55                4.42           4.47          4.53           4.60           4.67          4.75            4.83
------------------------------------------------------------------------------------------------------------------------
         60                4.54           4.62          4.70           4.80           4.90          5.01            5.12
------------------------------------------------------------------------------------------------------------------------
         65                4.72           4.82          4.94           5.07           5.22          5.37            5.53
------------------------------------------------------------------------------------------------------------------------
         70                4.95           5.10          5.27           5.46           5.67          5.89            6.13
------------------------------------------------------------------------------------------------------------------------

            Monthly Installment for Unisex Joint and Full Survivor

------------------------------------------------------------------------------------------------------------------------
       Age of                                               Age of Joint Annuitant *
  First Annuitant*
------------------------------------------------------------------------------------------------------------------------
                          15 Years      12 Years       9 Years       6 Years       3 Years                   3 Years
                          Less Than     Less Than     Less Than     Less Than     Less Than     Same As     More Than
                            First         First         First         First         First        First        First
------------------------------------------------------------------------------------------------------------------------
         50                     $4.40         $4.45         $4.50         $4.55         $4.61        $4.67         $4.72
------------------------------------------------------------------------------------------------------------------------
         55                      4.52          4.59          4.66          4.73          4.81         4.89          4.96
------------------------------------------------------------------------------------------------------------------------
         60                      4.69          4.78          4.87          4.97          5.08         5.19          5.29
------------------------------------------------------------------------------------------------------------------------
         65                      4.91          5.04          5.17          5.31          5.46         5.62          5.77
------------------------------------------------------------------------------------------------------------------------
         70                      5.22          5.40          5.59          5.79          6.02         6.24          6.47
------------------------------------------------------------------------------------------------------------------------

* Adjusted Age as defined in Section 10.A.
--------------------------------------------------------------------------------
The annual, semi-annual or quarterly installments under Option 2 shall be the monthly installment shown multiplied by 11.84, 5.96 or 2.99 respectively, and for Options 3-V and 5-V the monthly installment shown multiplied by 11.80,
 5.95 or 2.99 respectively.
--------------------------------------------------------------------------------
Dollar amounts of monthly installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company.

                        SECTION 11 - GENERAL PROVISIONS

THE CONTRACT
The entire contract consists of this policy, endorsements, if any, and the application, or information provided in lieu thereof, signed by you.

MODIFICATION OF POLICY
No change in this policy is valid unless made in writing by us and approved by one of our officers. No Registered Representative has authority to change or waive any provision of your policy.

TAX QUALIFICATION
This policy is intended to qualify as an annuity contract for federal income tax purposes. The provisions of this policy are to be interpreted to maintain such qualification, notwithstanding any other provisions to the contrary. To maintain such tax qualification, we reserve the right to amend this policy to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification or to conform this policy to any applicable changes in the tax qualification requirements. We will send you a copy in the event of any such amendment. If you refuse such an amendment it must be by giving us written notice, and your refusal may result in adverse tax consequences.

NON-PARTICIPATING
This policy will not share in our surplus earnings.

AGE OR SEX CORRECTIONS
If the age or sex of the annuitant has been misstated, the benefits will be those which the premiums paid would have purchased for the correct age and sex. If required by law to ignore differences in the sex of the annuitant, the annuity payments will be determined using the unisex factors in Section 10.

Any underpayment made by us will be paid with the next payment. Any overpayment made by us will be deducted from future payments. Any underpayment or overpayment, will include interest at 5% per year, from the date of the wrong payment to the date of the adjustment

INCONTESTABILITY
This policy shall be incontestable from the Policy Date.

EVIDENCE OF SURVIVAL
We have the right to require satisfactory evidence that a person was alive if a payment is based on that person being alive. No payment will be made until we receive the evidence.

SETTLEMENT
Any payment by us under this policy is payable at our Home Office.

RIGHTS OF OWNER
The owner may, while the annuitant is living:
1.   Assign this policy.
2.   Surrender the policy to us.
3.   Amend or modify the policy with our consent
4.   Receive annuity payments or name a Payee to receive the payments.
5. Exercise, receive and enjoy every other right and benefit contained in the policy.

The use of these rights may be subject to the consent of any assignee or irrevocable beneficiary; and of the spouse in a community or marital property state.

Unless we have been notified of a community or marital property interest in this policy, we will rely on our good faith belief that no such interest exists and will assume to responsibility for inquiry.

SUCCESSOR OWNER
A successor owner can be named in any application, or information provided in lieu thereof, or in a notice you sign which gives us the facts that we need. The successor owner will become the new owner when you die, if you die before the annuitant. If no successor owner survives you and you die before the annuitant, your estate will become the new owner.

CHANGE OF OWNERSHIP
In the case of a non-tax qualified annuity, you can change the owner of this policy, from yourself to a new owner, in a notice you sign which gives us the facts that we need. When this change takes effect, all rights of ownership in this policy will pass to the new owner.

A change of owner or successor owner will not be effective until it is recorded in our records. After it has been so recorded, the change will take effect as of the date you signed the notice. However, if the annuitant dies before the notice has been so recorded, it will not be effective as to those proceeds we have paid before the change was recorded in our records. We may require that the change be endorsed in the policy. Changing the owner or naming a new successor owner cancels any prior choice of successor owner, but does not change the beneficiary or the annuitant.

A change of ownership may result in adverse tax consequences.

ANNUITY COMMENCEMENT DATE
The Annuity Commencement Date is the date annuity payments begin. This date may not be later than the last day of the policy month starting after the Annuitant attains age 85, except as expressly allowed by us, but in no event later than the last day of the policy month following the month in which the Annuitant attains age 95. You may change the Annuity Commencement Date at any time before the Annuity Commencement Date by giving us 30 days' written notice.

                               SECTION 11 - CONT

ASSIGNMENT

(a) In the case of a non-tax qualified annuity, this policy may be assigned. The assignment must be in writing and filed with us.

(b) We assume no responsibility for the validity of any assignment. Any claim made under an assignment shall be subject to proof of interest and the extent of the assignment.

(c) This policy may be applied for and issued to qualify as a tax-qualified annuity under certain sections of the Internal Revenue Code. Ownership of this policy then is restricted so that it will comply with provisions of the Internal Revenue Code.

Assignment of this policy may result in adverse tax consequences.

BENEFICIARY
Death proceeds, when payable in accordance with Section 9, are payable to the designated beneficiary or beneficiaries. Such beneficiary(ies) must be named in any application, or information provided in lieu thereof, and may be changed without consent (unless irrevocably designated or required by law) by notifying us in writing on a form acceptable to us. The change will take effect upon the date you sign it, whether or not you are living when we receive it. The notice must have been postmarked (or show other evidence of delivery that is acceptable to us) on or before the date of death. Your most recent change of beneficiary notice will replace any prior beneficiary designations. No change will apply to any payment we made before the written notice was received. If an irrevocable beneficiary dies, you may designate a new beneficiary.

You may direct that the beneficiary shall not have the right to withdraw, assign or commute any sum payable under an option. In the absence of such election or direction, the beneficiary may change the manner of payment or make an election of any option.

If any primary or contingent beneficiary dies before the annuitant, that beneficiary's interest in this policy ends with that beneficiary's death. Only those beneficiaries living at the time of the annuitant's death will be eligible to receive their share of the Death Proceeds. In the event no contingent beneficiaries have been named and all primary beneficiaries have died before the death proceeds become payable, the owner(s) will become the beneficiary(ies) unless elected otherwise in accordance with Section 9. If both primary and contingent beneficiaries have been named, payment will be made to the named primary beneficiaries living at the time the death proceeds become payable. If there is more than one beneficiary and you failed to specify their interest, they will share equally. Payment will be made to the named contingent beneficiary(ies) only if all primary beneficiaries have died before the death proceeds become payable. If any primary beneficiary is alive at the time the death proceeds become payable, but dies before receiving their payment, their share will be paid to their estate.

In cases where the annuitant dies and the owner (who is not the annuitant) elected to receive the death benefit in accordance with Section 9, if the estate has been named as beneficiary, then payment will be made to the owner.

PROTECTION OF PROCEEDS
Unless you so direct by filing written notice with us, no beneficiary may assign any payments under this policy before the same are due. To the extent permitted by law, no payments under this policy will be subject to the claims of creditors of any beneficiary.

DEFERMENT
We will pay any Partial Withdrawals or Surrender proceeds from the Separate Account within 7 days after we receive all requirements that we need. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer transfers among the Subaccounts and to the Fixed Account, and determination or payment of partial withdrawals or surrender proceeds.

When permitted by law, we may defer paying any Partial Withdrawals or Surrender proceeds for up to 6 months from the date we receive your request. If the Owner dies after the request is received, but before the request is processed, the request will be processed before the death proceeds are determined. Interest will be paid on any amount deferred for 30 days or more. This rate will be 3% per year unless otherwise required by law.

REPORTS TO OWNER
We will give you an annual report at least once each policy year. This report will show the number and value of the accumulation units held in each of the Subaccounts as well as the value of the Fixed Account. It will also give you any other facts required by law or regulation.

                          PFL Life Insurance Company
   Home Office located at 4333 Edgewood Road N.E., Cedar Rapids, Iowa 52499

                                      PFL
                                     LIFE

                       Flexible Premium Variable Annuity
                  Income Payable At Annuity Commencement Date
           Benefits Based On The Performance Of The Separate Account
    Are Variable And Are Not Guaranteed As To Dollar Amount (See Sections
                                  6 and 10C.)
                               Non-Participating



                                     INDEX


                                                        Page

Accumulation Units...................................       8
Age or Sex Corrections...............................      18
Annuity Commencement Date............................      18
Annuity Payments.....................................      14
Adjusted Policy Value................................       4
Assignment...........................................      19
Beneficiary..........................................      19
Cash Value...........................................       5
Contract.............................................      18
Death Proceeds.......................................  12, 13
Definitions..........................................       2
Dollar Cost Averaging................................      10
Evidence of Survival.................................      18
Excess Interest Adjustment...........................    5, 6
Fixed Account........................................       9
Guaranteed Minimum Death Benefit.....................      12
Guaranteed Return of Fixed Account Premium Payments..       6
Guaranteed Periods...................................       9

                                                          Page

   Incontestability..................................      18
   Modification of Policy............................      18
   Nonparticipation..................................      18
   Owner.............................................      18
   Partial Withdrawals...............................    5, 6
   Payee.............................................      14
   Payment Option Tables.............................  16, 17
   Policy Data Page..................................       3
   Policy Value......................................       4
   Premium Payments..................................       4
   Proof of Age......................................      14
   Protection of Proceeds............................      19
   Right to Cancel...................................       1
   Separate Account..................................    7, 8
   Service Charge....................................       4
   Settlement........................................      18
   Transfers.........................................  10, 11

        PFL Life Insurance Company

PFL     A Stock Company
LIFE    Home Office located at 4333 Edgewood Road NE., Cedar Rapids, Iowa 52499
        (Hereafter called the Company, we, our or us)            (319) 398-8511

                            AMENDATORY ENDORSEMENT

The Policy to which this Amendatory Endorsement is attached is amended by the addition of the following language:

DEFINITIONS

Custodial Care - Care designed essentially to help a person with the activities of daily living which does not require the continuous attention of trained medical or paramedical personnel.

Hospital - An institution which 1) is operated pursuant to the laws of the jurisdiction in which it is located, 2) operates primarily for the care and treatment of sick and injured persons on an inpatient basis, 3) provides 24-hour a day nursing service by or under the supervision of registered graduate professional nurses, 4) is supervised by a staff of one or more licensed physicians, and 5) has medical, surgical and diagnostic facilities or access to such facilities.

Nursing Facility - A facility in which 1) is operated pursuant to the laws of the jurisdiction in which it is located, 2) provides Nursing Care or Custodial Care, 3) primarily provides nursing care under the direction of a licensed physician, registered graduate professional nurse, or licensed vocational nurse, except when receiving custodial care, and 4), is not other than incidentally a hospital, a home for the aged, a retirement home, a rest home, a community living center or a place mainly for the treatment of alcoholism, mental illness or drug abuse.

Nursing Care - Nursing care prescribed by a physician and performed or supervised by a registered graduate nurse. Such care includes nursing and rehabilitation services available 24 hours a day.

Physician - Doctor of Medicine or Doctor of Osteopathy who is licensed as such and operating within the scope of the license.

Terminal Condition - A condition resulting from and accident or illness which, as determined by a physician, has reduced life expectancy to not more than 12 months, despite appropriate medical care.

             NURSING CARE AND TERMINAL CONDITION WITHDRAWAL OPTION

If the owner or owner's spouse (annuitant or annuitant's spouse if the owner is not a natural person) has been 1) confined in a Hospital or Nursing Facility for 30 consecutive days or 2) diagnosed as having a Terminal Condition, you may elect to withdraw all or a portion of the Policy Value without Surrender Charges or Excess Interest Adjustments.

For Nursing Care, we must receive each withdrawal request and proof of eligibility with each request not later than 90 days following the date that confinement has ceased, unless it can be shown that it was not reasonably possible to provide the notice and proof within the above time period and that the notice and proof were given as soon as reasonably possible. However, in no event, except the absence of legal capacity, shall the notice and proof be provided later than one year following the date that confinement has ceased.
For a Terminal Condition, we must receive each withdrawal request and the applicable proof of eligibility no later than one year following diagnosis of the Terminal Condition. Proof of a Terminal Condition is required only with the initial withdrawal request and must be furnished by the owner's or the owner's spouse's (annuitant or annuitant's spouse if the owner is not a natural person) physician. Proof of confinement may be a physician's statement or a statement from a hospital or nursing facility administrator.

The minimum withdrawal under this option is $1000. The withdrawal will reduce the Policy Value by the amount withdrawn. A partial withdrawal taken in accordance with this provision will not affect the Excess Interest Adjustment-free / Surrender Charge-free withdrawals, available under the Partial Withdrawals Provision.

We may terminate the Policy and pay you the full Cash Value if the withdrawal reduces the Cash Value below $500.

This Amendatory Endorsement takes effect and expires concurrently with the Policy to which it is attached and is subject to all the terms and conditions of the Policy not inconsistent herewith.

                       Signed for us at our home office.



        /s/ Craig D. Vermie                     /s/ William L. Busler

            SECRETARY                               PRESIDENT